               SECOND AMENDMENT TO AGREEMENT AND PLAN OF EXCHANGE


         THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF EXCHANGE (this "Amendment"), made as of the 11th day of February, 1998, by and among ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation organized in September 1997, ADVANCED COMMUNICATIONS CORP. (formerly named Advanced Communications Group, Inc.), a Delaware corporation organized in June 1996, ACG ACQUISITION CORP., a Delaware corporation, VALU-LINE OF LONGVIEW, INC., a Texas corporation, and DAVID M. MITCHELL, BOB DAMUTH, RICHARD ROPER, ANNE ROPER and CLARENCE FRIAR, amends the Agreement and Plan of Exchange dated as of October 6, 1997, as amended by the First Amendment to Agreement and Plan of Exchange dated January 8, 1998, among the parties (the "Restated Agreement"; and as amended hereby, the "Agreement").

                                    RECITALS

                  WHEREAS, capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Restated Agreement or, if not defined therein, in the Escrow Agreement attached hereto as Annex III; and

                  WHEREAS, the parties wish to escrow a portion of the shares of Parent Stock described in Section 2 of the Agreement for the purposes described herein;

                  NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties, the parties hereby agree as follows:

         AMENDMENT OF SECTION 1.

         1.1 Class Action Claims. The following is added to Section 1 between the definitions of "Charter Documents" and "Closing":

         "Class Action Claims" means any claim or assertion by any Person that the Company, at any time prior to the Closing, did one or more of the following: (a) invoiced one or more of its customers for long distance services that were never rendered; (b) invoiced its customers at long distance rates above the rates which the customers contracted for; (c) overstated in its customer invoice(s) the time of long distance telephone calls made (rounded to the nearest billing increment); or
         (d) utilized software that caused the Company to record or invoice more time per long distance call than the properly chargeable time (rounded to the nearest billing increment).

         1.2 Excluded Litigation. The following is added to Section 1 between the definitions of "ERISA" and "Founding Companies":

         "Excluded Litigation" means all allegations, claims, actions, investigations, or other proceedings by the Federal Communications Commission, the Office of the Attorney General of the State of Texas, or the Public Utility Commission of Texas proximately arising from or connected with any complaint filed by Sherry Bond with said office or agency.

         1.3 Litigation. The following is added to Section 1 between the definitions of "Liens" and "Material Adverse Effect":

         "Litigation" means: (i) the purported class action filed against the Company on January 29, 1998, the settlement agreement executed February 6, 1998 in connection therewith, and all proceedings, actions, and claims brought from time to time against the Company pursuant thereto, in connection therewith or by one or more of the plaintiffs in that action; (ii) all allegations, claims, complaints, investigations, or similar matters brought by any Person from time to time making Class Action Claims; and (iii) any litigation, arbitration, settlement or administrative, investigation or other proceeding arising from or in connection with any Class Action Claim or Litigation; provided, however, that "Litigation" shall not include "Excluded Litigation."

         1.4 Person. The following is added to Section 1 between the definitions of "Qualified Plans" and "Registerable Securities":

         "Person" means an individual, partnership, corporation, limited liability partnership, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official; other than the Parent, the Company and any of their respective subsidiaries, affiliates, successors and assigns.

         1.5 Published Price. The following is added to Section 1 between the definitions of "Prospectus" and "Qualified Plans":

         "Published Price" means the closing price per share of the Escrowed Shares as reflected in the Wall Street Journal on the date immediately prior to the date the Stockholders and Parent execute written instructions to the Escrow Agent as provided herein (or if such price was not published on that date, then the price printed in the Wall Street Journal which was then most recently published, but if that price was published more than seven days prior to the date such written instructions are executed by the Stockholders and Parent, then the Published Price shall be the fair market value as agreed between the Board of Directors of Parent and the Stockholders in good faith).


    2.   AMENDMENT OF SECTION 2.

         The first sentence of Section 2 is deleted and is replaced by the following:

                  Pursuant to the terms of this Agreement, at the Closing, (x) Stockholders will transfer, convey, assign and deliver to Parent the Shares, together with stock powers duly endorsed by Stockholders so that the Shares may be duly registered in Parent's name, and (y) Parent will acquire the Shares from Stockholders for an aggregate consideration of (i) $6.6 million in immediately available funds, (ii) such number of shares of Parent Stock (rounded to the nearest whole share) as shall be determined by dividing $3.92 million by the IPO Price ("Stock Component") and (iii) subject to the terms of the escrow agreement in the form attached hereto as Annex III (the "Escrow Agreement") and the other provisions of this Amendment, (a) a number of shares of Parent Stock (rounded to the nearest whole share) as shall be determined by dividing $280,000 by the IPO Price (the "Arkansas Escrowed Shares") and (b) a number of shares of Parent Stock (rounded to the nearest whole share) as shall be determined by dividing $1,000,000 by the IPO Price (the "Litigation Escrowed Shares"). The parties agree that at or prior to the Closing, Parent, the Stockholders and an institution selected by Stockholders and reasonably acceptable to Parent will enter into the Escrow Agreement and that Parent will in connection with the Closing deposit with such institution, as escrow agent (the "Escrow Agent"), a certificate representing the Arkansas Escrowed Shares and a certificate representing the Litigation Escrowed Shares (collectively, the "Escrowed Shares"). The Escrowed Shares shall be registered in the name of the Escrow Agent and be maintained and disbursed strictly in accordance with the terms of the Escrow Agreement.


3.       ADDITION OF SECTION 7.11.

         The following is added as Section 7.11 of the Agreement:

                  7.11. Arkansas Liability. Stockholders and the Company will continue to make good faith efforts to obtain authority from the Arkansas Public Service Commission for the Company to conduct telecommunications business in Arkansas and to settle liabilities that may arise or may have arisen from the Company's (i) failure to have such authority from the Arkansas Public Service Commission or (ii) failure to make contributions to the common carrier line fund, including any penalties, fines, interest, and other charges directly associated with the foregoing matters. Prior to the Closing, the Stockholders will pay (or will cause the Company to pay from cash otherwise distributable by the Company to the Stockholders pursuant to this Agreement), all expenses, attorneys' fees (other than attorneys' fees accrued through January 13, 1998 from services rended by Bourland, Smith, Wall & Wenzel), and other costs payable to third parties which the Company or the Stockholders accrued or incurred at any time prior to the Closing in connection with such efforts.

         ADDITION OF SECTION 7.12.

         The following is added as Section 7.12 of the Agreement:

                  7.12. Settlement of Litigation. With respect to the action filed January 29, 1998 against the Company (the "January Litigation"), the parties agree that Parent will pay $8,750 of the amounts owing under the settlement agreement memorialized on or about February 6, 1998 plus 25% of the Company's legal fees and costs in connection with that settlement. The balance of the settlement, inclusive of all incidental fees, costs and attorneys' fees incurred by the Company that are associated directly or indirectly with the action, shall be paid by the Company prior to the Closing from funds otherwise distributable to the Stockholders pursuant to Section 10.4 of the Agreement.

5.       ADDITION OF SECTION 8.11.

         The following is added as Section 8.11 of the Agreement:

                  8.11. Delivery of Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered to Stockholders an agreement in the form attached hereto as Annex III.


6.       ADDITION OF SECTION 9.14.

         The following is added as Section 9.14 of the Agreement:

                  9.14. Settlement of Pending Litigation. The settlement reached on or about February 6, 1998 with respect to the January Litigation has been memorialized and executed and has not been repudiated in any substantial respect by any party thereto.


7.       ADDITION OF SECTION 9.15.

         The following is added as Section 9.15 of the Agreement:

                  9.15. Delivery of Escrow Agreement. The Stockholders and the Escrow Agent shall have executed and delivered to Parent an agreement in the form attached hereto as Annex III. Stockholders agree that, notwithstanding any term in this

         Agreement to the contrary, their payment obligations under
         Section 7.12 and Section 7.11 shall survive the Closing for a period of six months.


8.       MODIFICATION OF SECTION 17.6.

         The following sentence is appended to Section 17.6 of the Restated
Agreement: "The foregoing provisions of this Section 17.6 are subject to and qualified by the terms of Section 7.11, Section 9.14, and the provisions of the Escrow Agreement."

9.       CHANGE OF ADDRESS.

         For purposes of Section 17.7, the address of Advanced Communications Group, Inc. and Advanced Communications Corp. is changed, effective as of the Closing Date, to 390 South Woods Mill Road, Suite 150, St. Louis, MO 63017,
Attn: Richard P. Anthony.


10.      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

         The following provisions are added as Section 18 of the Agreement:

                  18.1 Estimate of Intrastate Revenues. Each Stockholder severally represents and warrants that, to his or her knowledge, the January 9, 1998 letter from N. M. Norton to the Arkansas Public Service Commission sets forth an approximate, but materially accurate, calculation of the intrastate revenues (exclusive of revenues attributable to 800 services) described therein.

                  18.2 Settlement of Arkansas Liability. The parties understand that obtaining authorization to provide telecommunications services in Arkansas and establishing a positive working relationship with the Arkansas regulatory authorities is of great practical importance to the Company and Parent. Consequently, after the Closing, the Company may take actions it determines in good faith are necessary or advisable in connection with the resolution of the liabilities described in Section 7.11. The Company shall have the sole power and authority to litigate, negotiate and resolve, by settlement or otherwise, the foregoing matters and, in connection therewith, shall consult regularly with the Stockholders and their counsel. The Company agrees that any negotiated settlement of such liabilities is subject to the Stockholders' prior written approval, which shall not be unreasonably withheld or delayed.

11.      INDEMNITY.

         The following provisions are added as Section 19 of the Agreement:

         19.      LITIGATION INDEMNITY.

                  19.1 Indemnity. Subject to the limitations in Sections 19.2 and 19.3 below, each Stockholder severally hereby agrees to indemnify and hold harmless Parent, the Company and all of their respective subsidiaries, successors, and assigns (collectively, the "Indemnitees" and individually, an "Indemnitee") from and against any and all losses, claims, liabilities, damages, fines, penalties and other expenses (including, but not limited to, any and all investigative, legal and other expenses reasonably incurred, and any and all amounts paid in settlement as provided below; but excluding amounts owing or paid with respect to any claims that directly and proximately arise from the Company's actions or omissions having a nature substantially similar to Class Action Claims that occur after the Closing Date) which any Indemnitee incurs, pays, or becomes liable for to a Person arise out of, relate to or are based upon Litigation (collectively, the "Litigation Liabilities").

                  19.2 Limitation on Indemnity. Except as provided in Section 19.4, each Stockholder's maximum liability from time to time for Litigation Liabilities is limited to the value at such time of his or her interest in the Litigation Escrowed Shares that are held by the Escrow Agent or its successor, and no Stockholder shall have any obligation to fund any Litigation Liabilities other than from its Litigation Escrowed Shares. For these purposes, a Stockholder shall be deemed to have an interest in the Litigation Escrowed Shares (and the proceeds thereof, if any) that is proportional to his or her percentage of ownership of the Company's common stock immediately prior to the Closing.

                  19.3 Notices of Claim. After an Indemnitee becomes aware that Litigation has arisen or is likely to arise or is threatened (collectively, a "Claim"), the Indemnitee shall notify David Mitchell, or any successive designee which the Stockholders shall jointly appoint for this purpose, or all the Stockholders, in writing of the Claim and that indemnification will be required pursuant to this Agreement (the "Notice of Claim"). The Notice of Claim shall describe in reasonable detail, to the extent then known by the Indemnitee, the amount of the Claim, its nature, the events giving rise to it, and the identity of the claimant. The Stockholders shall have no obligation to indemnify an Indemnitee or hold it harmless from any Litigation with respect to a Claim for which an Indemnitee has not given a Notice of Claim in accordance with this Section on or prior to the date occurring six months after the

         Closing Date (the "Cut-Off Date"). All notices described in this Amendment shall be deemed given when dispatched by fax, telegram, overnight delivery service, or postal service, with postage pre-paid as required, properly addressed to their intended recipient. Any Litigation which is brought after the Cut-Off Date, if brought by a Person identified in a Notice of Claim that was delivered on or prior to the Cut-Off Date, shall be deemed to be a continuation of such Claim and subject to indemnification under Section 19.1.

                  19.4     Settlement of Disputes.

                  a. The Company shall have the sole power and authority to litigate, negotiate and resolve, by settlement or otherwise, any Litigation with counsel reasonably satisfactory to the Stockholders and shall conduct such litigation, negotiation, or resolution in good faith. In connection therewith, the Company shall consult regularly with the Stockholders and their counsel. The Company agrees not to enter into to any settlement of Litigation subject to the indemnification provided herein without the Stockholders' prior written approval, which shall not be unreasonably withheld or delayed.

                  b. If (i) the Stockholders withhold approval with respect to any bona fide proposed negotiated settlement of Litigation agreeable to the claimants therein, (ii) at the time such approval is withheld, such settlement could have been satisfied either (a) out of the Litigation Escrowed Shares or (b) out of the Litigation Escrowed Shares plus any amounts the Company declares at the time it would be willing to contribute toward the settlement without seeking indemnification for such contribution under Section 19.1, (iii) upon final disposition, the Litigation results in a binding and unappealable judgment, award or order granting the claimant or claimants relief having a value exceeding the amount of such bona fide negotiated settlement amount, and (iv) the judgment, award or order cannot be satisfied out of the Litigation Escrowed Shares, then the Stockholders severally shall pay on demand to the Company an amount of cash equal to the difference between the amount of the bona fide negotiated settlement amount and the judgment, award or order. The several obligations of the Stockholders in the previous sentence shall be in addition to any other obligation under this Section 19 and is not subject to the limitation with respect to the Litigation Escrowed Shares in Section 19.2.

                  c. If (i) the claimants in any Litigation make the Company a bona fide settlement offer and the Stockholders notify the Company in writing that the Stockholders wish the Company to settle the Litigation on such terms and (ii) the cost of the settlement, inclusive of accrued attorneys' fees and incidental costs, does not exceed the value of the Litigation Escrowed Shares plus any additional amounts the Stockholders have offered to contribute toward the settlement and (iii) the Company refuses to settle the Litigation on such terms and pursues the matter to final and binding resolution, judicially or otherwise and (iv) the amounts payable upon that resolution to the claimants exceeds the amount of the bona fide settlement offer, then the Company shall pay, without seeking indemnification under Section 19 therefor, the difference referenced in (iv) of this sentence.

                  19.5     Payment of Billing Liabilities.

                  a. From time to time, Parent may request indemnification pursuant to Section 19.1 by delivering a written notice to the Stockholders that (i) states that a right to indemnification has accrued, matured, and is payable under Section 19.1, (ii) sets forth the dollar amount of the indemnification claim and (iii) describes in reasonable detail relevant information supporting the claim ("Payment Notice"). If the Stockholders agree with the Payment Notice, the Stockholders shall then pay their respective indemnification obligations by causing the Escrow Agent, or any third party having custody or possession of the Litigation Escrowed Shares or its proceeds, to convey to Parent, pursuant to both the terms of the Escrow Agreement and written instructions executed by the Stockholder and Parent, an amount of Litigation Escrowed Shares and proceeds thereof, if any, sufficient to satisfy the amount of the claim asserted in the Payment Notice. The Litigation Escrowed Shares so conveyed shall be valued at the Published Price.

                  b. If the Parent and the Shareholders disagree as to the extent of the claim or whether indemnification is owed therefor pursuant to this Agreement, they shall negotiate for a period of 60 days to resolve their differences. If the parties are unable to agree within this period, they shall jointly instruct the Escrow Agent to interplead pursuant to the Agreement an amount of Litigation Escrowed Shares and other property that have a Published Price equal to the amounts requested in the Payment Notice. The interpleader of such Litigation Escrowed Shares and other property shall not prejudice Parent's indemnification rights should the Litigation Escrowed Shares have a Published Price, at the time of their distribution to Parent, that does not exceed the amounts properly requested in the Payment Notice. Any interplead Litigation Escrowed Shares which the court determines are not payable to Parent shall be returned to the Escrow Agent and shall be subject, in all respects, to the terms of this Agreement and the Escrow Agreement.

                  19.6 Release from Escrow. If, immediately after the Cut-Off Date no Notice of Claim has been given, then the parties shall jointly instruct the Escrow

         Agent to release the Litigation Escrowed Shares to the Stockholders in proportion to their interests therein. If, however, one or more Notices of Claim have been given in accordance with Section 19, the Litigation Escrowed Shares shall be held in escrow subject to the terms of the Escrow Agreement and the provisions of this Section 19 shall apply for so long as the Litigation matters on which all such Notices of Claim are based remain unresolved or, if resolved, for so long as all payments required pursuant to this Section 19 have not been made. If, upon the final resolution of all Litigation underlying all Notices of Claim and payment in full for all indemnification liabilities owing pursuant to this Section 19 any Litigation Escrowed Shares are held by the Escrow Agent, they shall be distributed to the Stockholders, in proportion to their interests therein, upon the joint written instructions of the parties.


12.      ADDITION OF ANNEX III.

         12.1 Annex III hereto is hereby added as Annex III to the Restated Agreement.


13.      MISCELLANEOUS

         13.1 Counterparts. For the convenience of the parties, any number of counterparts of this Amendment may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. A facsimile copy of a signature page to this Amendment shall be accorded the same force and effect as a manually executed original counterpart of a signature page to this Amendment.

         13.2 Integration Clause. The Restated Agreement, as modified by this Amendment, represents the final agreement among the parties relating to its subject matter and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                            ADVANCED COMMUNICATIONS GROUP, INC.



                               BY:
                                  ---------------------------------------------
                               NAME:  RICHARD P. ANTHONY
                               TITLE: CHAIRMAN AND CHIEF EXECUTIVE OFFICER



                               ADVANCED COMMUNICATIONS CORP.



                               BY:
                                  ---------------------------------------------
                               NAME:  ROD K. CUTSINGER
                               TITLE: CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                               ACG ACQUISITION CORP.



                               BY:
                                  ---------------------------------------------
                               NAME:  BRAD K. CUTSINGER
                               TITLE: PRESIDENT


                               VALU-LINE OF LONGVIEW, INC.


                               BY:
                                  ---------------------------------------------
                               NAME:
                               TITLE:

                               STOCKHOLDERS:



                               ------------------------------------------------
                               DAVID M. MITCHELL



                               ------------------------------------------------
                               BOB DAMUTH



                               ------------------------------------------------
                               ANNE ROPER



                               ------------------------------------------------
                               RICHARD ROPER



                               ------------------------------------------------
                               CLARENCE FRIAR

                                   ANNEX III


                                ESCROW AGREEMENT


                  THIS ESCROW AGREEMENT ("Escrow Agreement") is made and entered into as of February 18, 1998 by and among ADVANCED COMMUNICATIONS, GROUP, INC., a Delaware corporation formed in September 1997 ("Parent"); DAVID
M. MITCHELL, BOB DAMUTH, ANNE ROPER, RICHARD ROPER and CLARENCE FRIAR (individually, a "Stockholder", and, collectively, the "Stockholders"); and Longview Bank & Trust, a ________________________ bank with offices in Longview, Texas (the "Bank").


                             W I T N E S S E T H :

                  WHEREAS, Parent, Stockholders, Valu-Line of Longview, Inc., and others have entered into an Agreement and Plan of Exchange dated as of October 6, 1997, as amended as of January 8, 1998 and February 11, 1998 (collectively, the "Restated Agreement");

                  WHEREAS, pursuant to Section 2 of the Restated Agreement, Parent is required to deliver to the Escrow Agent (as defined below) at the Closing a number of shares of common stock, $.0001 par value, of the Parent, that is equal to $1,280,000 divided by the IPO Price, to be maintained and disbursed pursuant to this Escrow Agreement and the terms of the Restated Agreement; and

                  WHEREAS, Parent and Stockholders have requested Bank to act in the capacity of escrow agent under this Escrow Agreement, and Bank, subject to the terms and provisions hereof, has agreed so to do; and

                  WHEREAS, capitalized terms used herein without definition shall have the meanings ascribed to them in the Restated Agreement;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                  1. Nature of Agreement; Definitions.

                  (a) Good Title. The Stockholders agree and understand that this Escrow Agreement is intended to function as a security arrangement with respect to the Arkansas Liability and the Litigation Liabilities and that Parent has relied upon this arrangement by consummating the Closing. Therefore, to ensure the availability of the Escrowed Shares for this purpose, the Stockholders, severally and not jointly, represent, warrant and covenant that, except as otherwise provided herein, the Arkansas Escrowed Shares and the Litigation Escrowed Shares are and shall remain, during the term of the Escrow Agreement applicable to the same, free and clear of all security interests, pledges, liens, encumbrances and other claims of ownership rights in favor of any third party (other than Parent) which either were granted by such Stockholder or secure any obligation of such Stockholder. In addition, each Stockholder shall hold Parent harmless from all claims asserting such an interest.

                  (b) Definitions.

                      (1) "Arkansas Deposit" means the Arkansas Escrowed Shares, together with any dividends thereon and other distributions with respect thereto, whether in cash, capital stock or other property, and the proceeds thereof.

                      (2) "Arkansas Escrowed Shares" means the Arkansas Escrowed Shares, as defined in the Restated Agreement, plus any securities of the Parent received by the Escrow Agent with respect to such shares, whether by stock split, merger, recapitalization or otherwise.

                      (3) "Arkansas Liability" means any and all costs, liabilities, forfeiture amounts, fines, penalties, debts, claims, demands, damages, liabilities, attorneys' fees, court costs, and other expenses paid by Parent or the Company (or any subsidiary, affiliate, director, officer, employee, agent, attorney, successor, or assign of either of them) to third parties, contingent or matured, that arise, during the one year period commencing on the Closing Date, directly or indirectly from this Escrow Agreement, from the Company's failure to have obtained the requisite authority to conduct its business in Arkansas, from the Company's unlicensed furnishing of telecommunications services in Arkansas or to Arkansas residents, or from nonpayment of amounts due with respect to the common carrier line fund that are accrued and unpaid as of the Closing; provided, however, that Arkansas Liability shall not include incidental expenses to third parties incurred by the Company in excess of $5,000 after the Closing in connection with preparing, printing, and mailing notices to customers which regulatory authorities may require in connection with the settlement of the Arkansas Liability.

                      (4) "Deposit" means the Arkansas Deposit and the Litigation Deposit collectively.

                      (5) "Litigation Deposit" means the Litigation Escrowed Shares, together with any dividends thereon and other distributions with respect thereto, whether in cash, capital stock or other property, and the proceeds thereof.

                      (6) "Litigation Escrowed Shares" means the Litigation Escrowed Shares, as defined in the Restated Agreement, plus any securities of the Parent received by the Escrow Agent with respect to such shares, whether by stock split, merger, recapitalization or otherwise.

                  2. Appointment of Escrow Agent. Parent and Stockholders hereby appoint the Bank as the escrow agent under this Escrow Agreement (the Bank in such capacity, the "Escrow Agent"), and Escrow Agent hereby accepts such appointment.

                  3. Deposit. At Closing, Parent will deliver to the Escrow Agent two certificates registered in the name of the Escrow Agent representing the maximum number of Arkansas Escrowed Shares and Litigation Escrowed Shares issuable to all Stockholders pursuant to the Restated Agreement, as more particularly described in Schedule 1 attached hereto. The Escrow Agent shall hold the Deposit in accordance with the terms of this Escrow Agreement. Subject to and in accordance with the terms and conditions hereof, the Escrow Agent agrees that it shall receive, hold in escrow, invest and reinvest (to the extent noted below) and release or distribute the Deposit. It is hereby expressly stipulated and agreed that all interest and other earnings on any cash portion of the Arkansas Deposit or the Litigation Deposit, as applicable, shall become a part of the respective Deposit for all purposes and that, for purposes of Section 19 of the Restated Agreement, a Stockholder's interest in the Litigation Deposit shall be deemed to be proportional to the distribution percentage set forth on Schedule 1 hereto. It is the express intent of the parties that the Arkansas Deposit and the Litigation Deposit shall be separate and distinct escrow deposits. The Arkansas Deposit shall only be used to satisfy obligations of the Stockholders, if any, related to the Arkansas Liability, and the Litigation Deposit shall only be used to satisfy indemnity obligations of the Stockholders, if any, related to the Litigation Liabilities.

                  4. Investment of Cash Portion of the Deposit. Escrow Agent shall invest any cash portion of the Arkansas Deposit and the Litigation Deposit in certificates of deposit or money market accounts as may be instructed in writing by Parent and Stockholders. Such written instructions referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken or not taken pursuant to this Escrow Agreement.

                  Receipt, investment and reinvestment, if any, of any cash portion of the Arkansas Deposit and the Litigation Deposit shall be confirmed by Escrow Agent as soon as practicable by account statement delivered to Parent and Stockholders, and any discrepancies in any such account statement shall be noted by either of Parent or Stockholders to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three "Business Days" (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid and (b) the term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Houston, Texas.

                  5. Disbursement of Deposit.

                  (a) Except as otherwise provided herein, the Escrow Agent is hereby authorized and instructed to make, and shall make, disbursements of the Arkansas Deposit and the Litigation Deposit from time to time only upon receipt of written instructions signed by both Parent and all of the Stockholders (or duly appointed agent) which are otherwise, in form and substance, satisfactory to Escrow Agent and such disbursements shall be made strictly in accordance with such instructions.

                  (b) Regarding the Arkansas Escrowed Shares, Parent, the Escrow Agent and the Stockholders agree to take the following action as promptly as all the relevant information is available (but in any event no later than the one year anniversary of February 18, 1998, in which case the parties' best estimate shall be utilized):

                           (i) Calculate the "Market Price" of the Arkansas
                  Deposit on the date on which the instructions are given; and for this purpose, "Market Price" means (x) with respect to Arkansas Escrowed Shares, the closing price per share as reflected in the previous day's Wall Street Journal (or if such price was not published on that date, then the price printed in the Wall Street Journal which was then most recently published, but if that price was published more than seven days prior to the date on which the instructions are given, then the Market Price shall be its fair market value as agreed between the Board of Directors of Parent and the Stockholders in good faith) plus (y) with respect to portions of the Arkansas Deposit which are not Arkansas Escrowed Shares, their fair market value;

                           (ii) Calculate the Arkansas Liability (and for the
                  purposes of such calculation, any settlements or arrangements which Parent or the Company may reach in good faith with the State of Arkansas in accordance with the Restated Agreement shall be presumed reasonable);

                           (iii) If the Arkansas Liability exceeds the Market
                  Price of the Arkansas Deposit, as calculated pursuant to the provisions above, then the Escrow Agent shall transfer to Parent the components of the Arkansas Deposit that are not Arkansas Escrowed Shares and, with respect to Arkansas Escrowed Shares, tender the certificate(s) representing the Arkansas Escrowed Shares and a stock power or stock powers indorsed in blank, together with its signature thereon guaranteed by a national or state chartered bank or other financial institution; further, all right, title and interest of the Stockholders in the Arkansas Deposit shall be transferred to Parent. Each Stockholder's maximum liability for the Arkansas Liability from time to time is limted to the value at such time of his or her interests in the Arkansas Deposit that are either held by the Escrow Agent or its successor or interplead pursuant to this Escrow Agreement, and no Stockholder shall have any obligation to Parent or the Company to fund any Arkansas Liability other than from his or her interests in the Arkansas Deposit.

                           (iv) If the Market Price of the Arkansas Deposit
                  exceeds the Arkansas Liability, as calculated pursuant to the provisions above, then the Escrow Agent shall deliver to Parent the certificate(s) representing the Arkansas Escrowed Shares and a stock power indorsed in blank, together with its signature thereon guaranteed by a national or state chartered bank or other financial institution, together with all other components of the Arkansas Deposit, for issuance of certificates representing shares of Parent Stock registered in the names of the Stockholders. Each Stockholder shall receive a certificate representing a number of shares of Parent Stock (with fractional shares being eliminated in each case by rounding up or down to the nearest whole share ) having a calculated Market Price equal to his or her Distribution Percentage (as set forth on Schedule 1 hereto) of the difference between the calculated Market Price of the Arkansas Deposit and the calculated Arkansas Liability. The balance of the Arkansas Escrowed Shares, if any, evidenced by such certificate shall be registered in the Parent's name as treasury shares, and all right, title and interest of the Stockholders therein and in the remainder of the Arkansas Deposit shall be transferred to Parent.

                  (c) The Escrow Agent shall make distributions with respect to the Litigation Deposit in accordance with the terms of Section 19 of the Restated Agreement and only upon written instructions executed by the Stockholders and Parent.

                  6.  Tax Matters.

                  (a) Each of Parent and Stockholders shall provide Escrow Agent with their taxpayer identification numbers documented by an appropriate Form W-9 upon or as soon as practicable after execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Deposit and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Deposit. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

                  (b) With respect to any fiscal year in which any portion of the Deposit is disbursed, the party or parties receiving the Deposit agrees to report and pay the applicable taxes on the portion of the Deposit disbursed to such party respecting that fiscal year.

                  7. Scope of Undertaking. Escrow Agent's duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Deposit and shall not be required to deliver the Deposit or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Deposit as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the other parties hereto or any of them. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 8 hereinbelow, its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

                  8. Reliance; Liability. Escrow Agent may rely on, and shall not be liable for following the instructions contained in any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Deposit pursuant to this Escrow Agreement; provided, however, that in no event shall Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Agent's fee hereunder and provided, further, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any other party hereto or any agent or correspondent or any other person selected by Escrow Agent; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Escrow Agreement, the form or execution hereof or for the identity or authority of any person executing this Escrow Agreement or any part hereof or depositing the Deposit.

                  9. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Deposit, or should a substitute escrow agent fail to be designated as provided in Section 16 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Deposit until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Escrow Agent is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Escrow Agreement or the Deposit, then, as between (a) the other parties hereto on the one hand and (b) Escrow Agent on the other, such other parties hereby jointly and severally agree to reimburse Escrow Agent for its attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder. The parties agree that upon any interpleader of the Arkansas Deposit or the Litigation Deposit, or any portion thereof, such assets shall remain subject to this Escrow Agreement, mutatis mutandis, notwithstanding the fact that the Escrow Agent is no longer in possession of them.

                  10. Indemnification. The other parties hereto hereby jointly and severally indemnify Escrow Agent, its officers, directors, partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all expenses, including, without limitation, attorneys' fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, litigation and arbitration, tax liability and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of such Indemnified Party.

                  11. Compensation and Reimbursement of Expenses. Parent agrees to pay Escrow Agent the fees for its services hereunder in accordance with the fee schedules attached hereto by Escrow Agent and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys' fees, brokerage costs and related expenses incurred by Escrow Agent.


                  12. Lien. Each of the parties hereto other than the Escrow Agent hereby grants to Escrow Agent a lien upon, and security interest in, all its right, title and interest in and to all of the Deposit as security for the payment and performance of its obligations owing to Escrow Agent hereunder, including, without limitation, its obligations of payment, indemnity and reimbursement provided for hereunder, which lien and security interest may be enforced by Escrow Agent without notice by charging, and setting-off and paying from, the Deposit any and all amounts then owing to it pursuant to this Escrow Agreement or by appropriate foreclosure proceedings.

                  13. Notices. Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telex, telefax machine or prepaid telegram, in each case addressed as follows:

                  If to Escrow Agent:

                           Longview Bank & Trust, N.A.
                           P.O. Box 3188
                           Longview, Texas 75606-3188
                           Facsimile No.: (903) 237-5544
                           Phone No.: (903) 237-5500

                  If to Parent:

                           Advanced Communications Group, Inc.
                           390 South Woods Mill Road, Suite 150
                           St. Louis, Missouri 63017
                           Attention:  Richard P. Anthony
                           Facsimile No.:  _________________

                  If to Stockholders:

                           David M. Mitchell
                           1302 South Bridge
                           Brady, Texas 76825
                           Facsimile No.: ____________

                           with a copy to:

                           Bourland, Smith, Wall & Wenzel, P.C.
                           301 Commerce Street
                           City Center Tower II
                           Suite 1500
                           Forth Worth, Texas 76102
                           Attention:  Kenneth L. Wenzel
                           Facsimile No.:  (817) 810-0463
                           Phone No.:  (817) 877-1088

Delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section.

                  14. Consultation with Legal Counsel. Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

                  15. Choice of Laws; Cumulative Rights. This Escrow Agreement shall be construed under, and governed by, the laws of the State of Texas, excluding, however, its choice of law rules. All of Escrow Agent's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The parties hereto agree that the forum for resolution of any dispute arising under this Escrow Agreement shall be Harris County, Texas, and each of the parties hereto hereby consents, and submits himself or itself, to the jurisdiction of any state or federal court sitting in Harris County, Texas.

                  16. Resignation. Escrow Agent may resign hereunder upon ten
(10) days' prior notice to Parent and Stockholders. Upon the effective date of such resignation, Escrow Agent shall deliver the Deposit to any substitute escrow agent designated jointly by Parent and Stockholders in writing. If Parent and Stockholders fail to designate a substitute escrow agent within ten
(10) days after the giving of such notice, Escrow Agent may institute a petition for interpleader. Escrow Agent's sole responsibility after such 10-day notice period expires shall be to hold the Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent's obligations hereunder shall cease and terminate.

                  17. Assignment. This Escrow Agreement shall not be assigned by any of the other parties hereto without the prior written consent of Escrow Agent (such assigns of such other parties to which Escrow Agent consents, if any, and Escrow Agent's assigns being hereinafter referred to collectively as "Permitted Assigns").

                  18. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

                  19. Termination. This Escrow Agreement shall terminate upon
(a) disbursement of all the Deposit in accordance with Section 5 hereof, and
(b) unless Escrow Agent shall otherwise elect, full and final payment of all amounts required to be paid to the Escrow Agent hereunder (whether fees, expenses, costs or otherwise); provided, however, that in the event all such amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 11 hereof shall survive the termination hereof and, provided further, that Section 9 hereof and the provisions of Section 10 hereof shall, in any event, survive the termination hereof.

                  20. General. The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement. This Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vice versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof. This Escrow Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the Escrow Agent, Parent and Stockholders. This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, trustees, receivers and Permitted Assigns. This Escrow Agreement is for the sole and exclusive benefit of the parties hereto, and nothing in this Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

                  IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement to be effective as of the date first above written.


                                 "PARENT"

                                 ADVANCED COMMUNICATIONS
                                 GROUP, INC.



                                 BY:
                                    -------------------------------------------
                                 NAME:  RICHARD P. ANTHONY
                                 TITLE: CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                                 "STOCKHOLDERS"


                                 ----------------------------------------------
                                 DAVID M. MITCHELL



                                 ----------------------------------------------
                                 BOB DAMUTH



                                 ----------------------------------------------
                                 ANNE ROPER



                                 ----------------------------------------------
                                 RICHARD ROPER



                                 ----------------------------------------------
                                 CLARENCE FRIAR

                                                     "ESCROW AGENT"

                                                     LONGVIEW BANK & TRUST



                                                     BY:
                                                        -----------------------
                                                     NAME:
                                                          ---------------------
                                                     TITLE:
                                                           --------------------

                                   SCHEDULE 1



                COLUMN I                  COLUMN II                 COLUMN III                  COLUMN IV
----------------------------------------------------------------------------------------------------------------------------

                                          NUMBER OF                 NUMBER OF
           NAME OF STOCKHOLDER    ARKANSAS ESCROWED SHARES  LITIGATION ESCROWED SHARES   DISTRIBUTION PERCENTAGE
----------------------------------------------------------------------------------------------------------------------------
David M. Mitchell                                                                                  50%
----------------------------------------------------------------------------------------------------------------------------
Bob Damuth                                                                                         30%
----------------------------------------------------------------------------------------------------------------------------
Anne Roper                                                                                         5%
----------------------------------------------------------------------------------------------------------------------------
Richard Roper                                                                                      5%
----------------------------------------------------------------------------------------------------------------------------
Clarence Friar                                                                                     10%
----------------------------------------------------------------------------------------------------------------------------
                  TOTAL                                                                           100%
----------------------------------------------------------------------------------------------------------------------------